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                         CREDIT ACCEPTANCE CORPORATION             Exhibit 11

                        STATEMENT OF COMPUTATION OF NET
                            INCOME PER COMMON SHARE
                                  (Unaudited)





(Dollars in thousands, except per share data)                          THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                          SEPTEMBER 30,              SEPTEMBER 30,
                                                                   --------------------------  --------------------------
                                                                       1996          1997          1996          1997
                                                                   ------------  ------------  ------------  ------------
Actual

Net income (loss) ...............................................       $10,643     ($27,708)       $29,968      ($3,620)

Weighted average common shares outstanding ......................    45,629,053    46,113,115    45,570,328    46,100,670

Common stock equivalents ........................................     1,001,155         --          945,100        --

Weighted average common shares and
 common stock equivalents .......................................    46,630,208    46,113,115    46,515,428    46,100,670
                                                                   ------------  ------------  ------------  ------------

Net earnings (loss) per share ...................................          $.23        ($.60)          $.64        ($.08)
                                                                           ====        ======          ====        ======



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